UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

WHAT YOU SHOULD KNOW ABOUT

DELIVERY OF OUR 2012 PROXY MATERIALS

This year, like last year, we are providing our record shareholders with access to our proxy materials via the Internet. Accordingly, on or about April 11, 2012, we began mailing the accompanying Notice Regarding the Availability of Proxy Materials to all shareholders of record as of April 4, 2012, and posted our proxy materials on the website described in the Notice. The following information addresses certain questions you may have regarding this process.

Why didn’t I receive a copy of the proxy statement, annual report and proxy card in the mail?

The Securities and Exchange Commission allows us to send you a short notice that proxy materials are available electronically instead of a full package of printed materials. You can request that we send paper copies of the proxy materials, as described further below. We continue to mail paper copies of our proxy materials to a small number of our shareholders.

How do these rules work?

The rules permit us to send (or request that brokers send) a short notice instead of the traditional large proxy package. This conserves paper and reduces our printing and mailing costs. As explained further in the accompanying Notice, you have the option of (1) accessing the proxy materials online or (2) requesting that paper copies of those materials be sent to you.

Can I get paper proxy packages now and in the future?

Yes. If you are a shareholder of record, you may contact us as directed on the accompanying Notice and request that we mail you paper proxy packages. This selection will apply to all future proxy mailings by us, until you notify us that you no longer wish to receive paper copies.

If you hold shares of our common stock in street name through a broker, you should contact your broker to request paper proxy packages.

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